Exhibit 10.7

PARSONS CORPORATION

SHAREHOLDER VALUE PLAN

Adopted April 16, 2012

Amended January 1, 2015

Amended October 17, 2016

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TABLE OF CONTENTS

(continued)

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PARSONS CORPORATION

SHAREHOLDER VALUE PLAN

Parsons Corporation, a Delaware corporation with its principal place of business in California, (the “Corporation”) hereby establishes and sets forth the terms and conditions of the Parsons Corporation Shareholder Value Plan for the benefit of eligible employees of the Corporation on the terms and conditions described hereinafter:

ARTICLE 1

PREFACE

Section 1.1    Effective Date and Term. The Plan shall be effective on date the Plan is approved by the Parsons Corporation Board of Directors on April 16, 2012 and shall continue in force and effect until terminated by the Board.

Section 1.2    Purpose of the Plan. The Plan is intended to encourage participating key employees of the Corporation to remain in its employ and to motivate such participants to exert maximum effort to achieve the Corporation’s long-term goals.

ARTICLE 2

DEFINITIONS

The words and phrases identified in quotation marks below, when used in Parsons Corporation’s Shareholder Value Plan and related documents, shall have the meanings set forth in this Article 2, unless the context clearly indicates otherwise.

(a)     “Administrative Committee” or “Committee” means the committee responsible for performing the functions and administration of the Plan as provided herein.

(b)    “Beneficiary” means the person or estate of a deceased Participant, entitled to benefits hereunder, upon the death of a Participant.

(c)    “Board” means the Board of Directors of Parsons Corporation.

(d)    “Change in Control” means a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Code Section 409A and the regulations promulgated thereunder.

(e)    “Code” means the Internal Revenue Code of 1986, as amended, and any rulings or regulations thereunder.

(f)    “Corporation” means Parsons Corporation and any of its subsidiary companies of any tier.

(g)    “Declared Rate” means with respect to any Plan Year an annual rate of interest equal to the average of prime rates made available to preferred borrowers by Bank of America, N.T. & S.A., Los Angeles Branch (or any successor thereto) determined as of the first working day of each calendar month prior to the complete distribution of a Deferral Account.

(h)    “Deferral Account” means the account maintained on the books of account of the Corporation for a Participant’s Incentive Awards deferred pursuant to Section 5.4.

(i)    “Deferral Agreement” means a written agreement entered into by the Corporation and a Participant to defer an Incentive Award pursuant to Section 5.4 for the Performance Cycle specified in the Deferral Agreement until the later of Participant’s termination of employment or the date specified under the Plan for payment in the absence of a deferral election. A separate Deferral Agreement must be entered into by the Corporation and a Participant for each Performance Cycle for which the Participant elects to defer payment of such Performance Cycle’s Performance Award. In the first Deferral Agreement that a Participant enters into under this Plan, the Participant may elect whether, upon a Change in Control, the Incentive Awards deferred under Section 5.4 shall (i) accelerate and be paid in accordance with Article 7 or (ii) be paid in accordance with the Participant’s deferral election pursuant to Section 5.4. If a Participant fails to make an election regarding the effect of a Change in Control in such Deferral Agreement, the provisions of the Participant’s deferral election pursuant to Section 5.4 shall apply so that payments of all Incentive Awards will not be accelerated as a result of a Change in Control.

(j)    “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

(k)    “Incentive Award” means a grant of Performance Units under this Plan.

(l)    “Participant” means each senior officer, other key management or highly compensated employee of Parsons Corporation and its subsidiaries determined to be eligible to participate in the Plan.

(m)    “Performance Award” means the payment value, if any, of the Participant’s residual Performance Units following the completion of a Performance Cycle

(n)    “Performance Cycle” means a period of one or more consecutive fiscal years of the Corporation, beginning with a date during the fiscal year in which the Performance Units are granted and over which the established performance goals are measured for the purpose of determining the payment value of Performance Units. Each Performance Cycle will be a period of at least twelve (12) consecutive months.

(o)    “Performance Cycle Memorandum” means the document prepared by the Committee, or its designee, at the beginning of and not later than ninety (90) days after the commencement of each Performance Cycle, which shall specify the applicable conditions of each Performance Cycle such as, but not limited to, the performance goals and criteria for determining the value of a Performance Unit, and the timing and conditions of payment of a Performance Award for the particular Performance Cycle. Each Performance Cycle Memorandum shall become a part of and be incorporated into the Plan.

(p)    “Performance Unit” means an award of the contingent right to receive a cash amount that is to be distributed to a Participant in the event certain performance and employment criteria have been achieved. A Performance Unit shall have the value as determined by the calculation of value of the Performance Award, specified in the applicable Performance Cycle Memorandum.

(q)    “Plan” means the Parsons Corporation Shareholder Value Plan as herein set out and as it may be amended.

(r)    “Plan Account” means the balance posted to the record of each Participant consisting of any Performance Award payments which have been paid or have been deferred pursuant to Article 5 of the Plan.

(s)    “Plan Year” means the calendar year beginning January 1st and ending December 31st.

(t)    “Retire” or “Retirement” means a Participant’s voluntary termination of employment from the Corporation or its subsidiary after having attained age 64or older.

(u)    “Subaccount” means, with respect to a Performance Cycle, the subaccount of the Participant’s Deferral Account maintained on the books of account of the Corporation for a Participant’s deferred Performance Award, if any, with respect to such Performance Cycle. The sum of the balances of all a Participant’s Subaccounts shall equal the balance of the Participant’s Deferral Account.

(v)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), or (d)(1)(B)) of the Participant; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined in accordance with Treasury Regulations Section 1.409A-3(i)(3). The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case.

ARTICLE 3

ELIGIBILITY, VALUE AND NUMBER OF PERFORMANCE UNITS AND TIME OF GRANT

Section 3.1    Participants, Unit Value, Number and Time of Grants. With respect to Incentive Awards, the Board shall in its discretion:

(a)	decide which employees will participate in the Plan,

(b)	determine the value of a Performance Unit,

(c)	determine any limitations on the maximum value of a Performance Unit,

(d)	determine the number of Performance Units to be granted to a Participant,

(e)	determine the time or times at which Performance Units will be granted, and

(f)	determine the length of the Performance Cycle with respect to such Performance Units granted under the Plan.

(g)	add Participants to the Plan during any given Performance Cycle.

The Board may delegate to the Committee the authority to determine any and all of the above listed items and any and all such determinations as are delegated to the Committee are hereby ratified and approved by the Board

Section 3.2    Granting of Awards. In determining the persons to whom Incentive Awards shall be granted and the number of Performance Units to be included in each award, the Board shall receive advice from the Chief Executive Officer regarding the duties of the respective candidates, their present and potential contributions to the success of the Corporation and such other facts as the Board shall deem relevant to the purpose of the Plan.

Section 3.3    Determination of Performance Criteria. The Board shall approve the applicable performance criteria and the measurement thereof, including the level of performance, upon which Incentive Awards will be paid. The applicable performance criteria shall be established not later than 90 days after the commencement of the Performance Cycle and at a time when the outcome of the applicable performance criteria is substantially uncertain.

Section 3.4    Successive Grants. The Board hereby authorizes, but does not require, the successive grant of Incentive Awards to Participants each year that the Plan remains in force and effect so that multiple Performance Cycles may be in progress simultaneously. A Participant in any Performance Cycle may or may not be granted Performance Units for a different cycle or cycles. Incentive Awards, Unit values, performance goals and criteria for payment of Performance Awards and other relevant provisions applicable to the Plan in successive years shall be set out in the applicable Performance Cycle Memorandum.

Section 3.5    Performance Goals. With respect to any Performance Cycle, the Board will approve the Corporation’s performance goals applicable to such Performance Cycle. Performance goals may be expressed in terms of overall financial results of the Corporation or such other measurement as the Board may determine in its discretion. The applicable performance goals will be established not later than 90 days after the commencement of the Performance Cycle and at a time when the outcome of the applicable performance goals is substantially uncertain.

ARTICLE 4

ADMINISTRATION

Section 4.1    Administrative Committee. The Plan shall be administered under the supervision of the Administrative Committee, composed of not less than three (3) senior executives of the Corporation. The Committee will consist of persons that are selected from the following: Chief Executive Officer, any Executive Vice President, Senior Vice President or Vice President of Parsons Corporation. Committee members shall be appointed and removed at the sole discretion of the Chief Executive Officer. The members of the Administrative Committee shall be eligible to participate in the Plan. A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant.

Section 4.2    Authority. Subject to Section 3.1, the Committee shall have full and final authority to: (i) operate, manage, interpret and administer the Plan on behalf of the Corporation; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; and (iii) do all things and take all actions respecting the Plan and its administration which in their reasonable judgment are necessary and proper. All Committee interpretations, determinations and actions will be final, conclusive and binding on all parties.

Section 4.3    Quorum. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members in the absence of a meeting, shall be the acts of the Committee.

ARTICLE 5

FUNDING, PAYMENT AND RIGHTS OF PARTICIPANTS

Section 5.1    Unfunded Plan. The Plan is an unfunded, nonqualified plan. The benefits provided under the Plan shall be payable by the Corporation from its general assets.

Section 5.2    Basis for Payment of Performance Awards. The basis for payment of Performance Units for a given Performance Cycle will be determined by comparing actual performance of the Corporation at the conclusion of a Performance Cycle (based on performance criteria selected by the Board), with the target expected performance goals established at the beginning of the Performance Cycle, as defined in the applicable Performance Cycle Memorandum.

Section 5.3    Payment of Performance Awards. The dates and conditions of payment are defined in each Performance Cycle Memorandum.

Section 5.4    Deferral of Payment.

5.4.1 Deferral Election Agreement

(a)

A Participant may elect to defer payment of 0% or from 25% to 100% (the “Performance Award Deferral Percentage”) of the Performance Award that may become payable for such Performance Cycle until the later of Participant’s termination of employment or the date specified under the Plan for payment in the absence of a deferral election. Such election shall be made by entering into a Deferral Agreement within thirty (30) days after the Performance Cycle Memorandum for the Performance Cycle is approved, and in all events before the date that is six (6) months before the end of the Performance Cycle. Except as provided in Section 5.4.1(c) below, deferral elections may only be made by Participants who have been continuously employed by or providing services to the Corporation from the date the Performance Cycle Memorandum for the Performance Cycle is approved and the applicable performance criteria and goals are approved.

(b)

At the time of entering into a Deferral Agreement for a Performance Cycle, a Participant may elect that the form of distribution of the deferred portion of the Performance Award for that Performance Cycle that becomes payable as a result of a termination of employment due to Retirement or Disability be a single payment, five substantially equal annual installments, or ten substantially equal annual installments, subject to the limitation that, if the aggregate balance of the Subaccounts to which a five-year or ten-year installment election applies is less than $75,000, the amounts subject to such election shall be paid in a lump sum payment. For the avoidance of doubt, any deferred portion of the Performance Award that becomes payable on the date specified under the Plan for payment in the absence of a deferral election because such date occurs later than the Participant’s Retirement or Disability shall be paid on such date and shall not be paid in installments.

(c)

A newly hired employee who becomes a Participant upon commencement of employment with the Corporation may make a deferral election under this Section 5.4 for the Performance Cycle during which the Participant’s employment commences by entering into a Deferral Agreement for such Performance Cycle within 30 days following the date the employee commences employment with the Corporation. Any such election shall apply to that portion of the Performance Award earned during such Performance Cycle that is equal to the total amount of the Performance Award multiplied by the ratio of the number of days remaining in the Performance Cycle after the Participant enters into the Deferral Agreement over the total number of days during the Performance Cycle.

5.4.2    Deferral Accounts; Interest

(a)

The Committee shall establish and maintain a separate Deferral Account for each Participant who elects to defer a Performance Award pursuant to this Section 5.4. The Committee shall further establish a separate Subaccount within each such Participant’s Deferral Account for such Participant’s Performance Award for each Performance Cycle for which the Participant makes a deferral election pursuant to Section 5.4. For purposes of calculating interest that is credited to a Participant’s Deferral Account, in the event that a Performance Cycle Memorandum stipulates the payment of a Performance Award in two or more installments, the amount of each tranche of a Participant’s Performance Award for a Performance Cycle shall be credited to the appropriate Subaccount as of the date such tranche would otherwise be payable to such Participant. Each Subaccount of a Participant’s Deferral Account shall be reduced by the amount of any payments made by the Corporation to the Participant or the Participant’s Beneficiary pursuant to this Plan that relate to Performance Awards allocated to such Subaccount.

(b)

Each Subaccount of a Participant’s Deferral Account shall be deemed to bear interest, compounded annually, on the balance in such Subaccount at the Declared Rate from the date as of which such Subaccount is first credited with any portion of a deferred Performance Award through the date such Subaccount is fully distributed.

5.4.3    Deferral Payments

(a)

Retirement. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 that become payable as a result of the Participant’s Retirement shall be paid, or installments shall begin, within 60 days following the Participant’s Retirement. The Participant shall not have the right to designate the taxable year of such payment. In the case of installment payments, the next installment shall be paid within 60 days following the end of the Plan Year during which the first installment is paid, and each subsequent installment shall be paid within 60 days following the end of each subsequent Plan Year.

(b)	Disability. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 that become payable as a result of the Participant’s Disability while employed shall be paid,

or installments shall begin, within 60 days following the Participant’s Disability. The Participant shall not have the right to designate the taxable year of such payment. In the case of installment payments, the next installment shall be paid within 60 days following the end of the Plan Year during which the first installment is paid, and each subsequent installment shall be paid within 60 days following the end of each subsequent Plan Year.

(c)

Death. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 shall be paid in single lump sum in the event a Participant dies while employed. Payment shall be made by the end of the calendar year in which the Participant dies. If a Participant was receiving installment payments pursuant to this Section 5.4 at the time of the Participant’s death, all remaining installment payments shall be paid in a lump sum in accordance with the previous sentence.

(d)

Termination of Employment for a Reason Other than Retirement, Disability or Death. Amounts credited to a Participant’s Deferral Account pursuant to Section 5.4 that become payable as a result of the Participant’s termination of employment other than by reason of Retirement, Disability, or death shall be paid in single lump sum. Payment shall be made within 60 days following the date the Participant’s employment terminates. The Participant shall not have the right to designate the taxable year of such payment.

(e)

Termination of Employment Prior to Payment Date Specified in the Plan . If a Participant terminates employment with the Corporation for any reason prior to the date specified under the Plan for payment in the absence of a deferral election, that portion of the Performance Award shall be forfeited or paid on the fixed payment date specified in accordance with the terms of the Plan as if the Participant had made no deferral election with respect to such portion of the Performance Award.

5.4.4

Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency prior to the time his Deferral Account has been fully distributed, the Committee may, in its sole discretion, permit the distribution to Participant of all or a portion of the Deferral Account. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). The Committee may treat a distribution as necessary to satisfy the hardship if it relies on the

Participant’s written representation, unless the Committee has actual knowledge to the contrary, that the hardship cannot reasonably be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under this Plan. The burden of substantiating and demonstrating an Unforeseeable Emergency shall be borne by the Participant. Distributions in the event of an Unforeseeable Emergency shall be made proportionately from all of a Participant’s Subaccounts.

5.4.5

Potential Six-Month Delay. Notwithstanding anything in the Plan to the contrary, any payment under this Plan that the Corporation reasonably determines is subject to Code Section 409A(a)(2)(b)(i) shall not be paid or payment commenced until the later of (i) six months after the date of the Participant’s termination of employment or the Participant’s death and (ii) the payment date or commencement date specified in this Plan for such payment(s). On the earliest date on which such payment can be made or commenced without violating the requirements of Code Section 409A(a)(2)(b)(i), the Participant shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 5.5    Modification of Performance Standards. If, during a Performance Cycle, the Board determines, by the application of reasonable criteria, that the established performance measures or objectives are no longer applicable due to a change in the Corporation’s business, operations, corporate structure, capital structure including, but not limited to, a merger, acquisition, divestiture, stock splits, issuance of new shares, additional shares or different classes of shares, warrants or the like, or other conditions the Board deems to be material, the Board may modify the performance measures and standards as considered appropriate and equitable.

Section 5.6    Limitation on Rights of Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any asset of the Corporation before the time that any such asset is paid to a Participant or Beneficiary. The right of a Participant or Beneficiary to receive a benefit hereunder shall be the claim of a general, unsecured creditor of the Corporation, and the Plan constitutes a mere promise by the Corporation to pay benefits in the future. Distribution to a Participant or Beneficiary in good faith of the Participant’s Plan Account shall be considered a full and complete discharge of the Corporation’s obligation under the Plan.

Section 5.7    Forfeiture of Units. If a Participant’s employment with the Corporation terminates during a Performance Cycle, for any reason other than death, disability, or Retirement, all outstanding Performance Units related to any uncompleted Performance Cycle shall thereupon be forfeited by the Participant and Participant shall have no further right or interest in such Incentive Award, Performance Unit or payment thereunder; provided, however, that in the case of special circumstances as determined by the Committee, the Committee may, in its sole discretion, waive, in whole or in part, any or all of the remaining performance criteria or any time period or service requirement. If any amounts become payable under the Plan as a result of the Committee’s exercise of discretion to waive all or any part of the remaining performance criteria, the Committee will determine whether such waiver will cause such payments not to qualify as “performance-based compensation” within the meaning of Code Section 409A. Any such payments that do not qualify as “performance based compensation” will not be subject to any deferral election provided for in a Deferral Agreement.

ARTICLE 6

RETIREMENT, DISABILITY, DEATH BENEFITS AND BENEFICIARIES

Section 6.1    Termination After Completion of a Performance Cycle. If a Participant Retires from the service of the Corporation, or if the Participant’s employment terminates by reason of death or disability after completion of a Performance Cycle, all Performance Units granted to such Participant which have a determined value as a result of the completion of a Performance Cycle will be paid at the time or times stipulated in the Performance Cycle Memorandum. If the Participant has executed a Deferral Agreement pursuant to Section 5.4, the provisions of Section 5.4 and such Agreement shall govern the time and method of payment.

Section 6.2    Termination Before Completion of a Performance Cycle. If a Participant Retires from service of the Corporation, or if the Participant’s employment terminates by reason of death or disability prior to the completion of a Performance Cycle, the value of such Participant’s Performance Units will be determined in the same manner and time as set forth in Section 5.2 and the applicable Performance Cycle Memorandum; provided however, that except as provided below in this Section 6.2, the number of Performance Units such Participant will be entitled to will be prorated for the number of months actually worked as a full-time or part-time regular employee during the applicable Performance Cycle. Pro-ration and reduction in the number of Performance Units will occur for any months during the applicable Performance Cycle in which Participant works exclusively in a casual, temporary or contract employment status, or as a consultant. In the case of termination of employment by reason of Retirement, death or disability prior to completion of a Performance Cycle, the Participant or his Beneficiary will be paid the prorated amount due in cash at the times stipulated in the applicable Performance Cycle Memorandum. If the Participant has entered into a Deferral Agreement pursuant to Section 5.4, the provisions of Section 5.4 and such Agreement shall govern the time and method of payment. Beginning with the 2015 Plan Year and for Performance Cycles commencing on or after the start of the 2015 Plan Year, the Committee may, in its sole discretion, permit a Participant who Retires from service of the Corporation to receive the full value of such Participant’s Performance Units for any one or more in-progress Performance Cycles as determined in the same manner and time as set forth in Section 5.2 (i.e., the Participant’s Performance Units would not be prorated and the original number of Performance Units awarded to the Participant would be eligible to become payable, subject to Section 5.2). If the Committee decides to exercise such discretion with respect to any Participant who Retires from the Corporation, the value of any additional Performance Units becoming payable pursuant to Section 5.2 as a result of the Committee’s exercise of its discretion shall be paid to the Participant in cash at the times specified in the applicable Performance Cycle Memorandum, subject to the provisions of Section 5.4 if a Deferral Agreement has been entered into.

Section 6.3    Beneficiaries. At any time and from time to time, each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive all or a portion of his death benefit or to revoke such designation; provided that (i) a Participant’s designation of a Beneficiary other than his spouse shall not be valid unless such spouse has consented to the designation in a form and manner satisfactory to the Committee and (ii) any finalized divorce of a Participant subsequent to the date of filing of a designation of the Participant’s former spouse as a Beneficiary shall automatically revoke such designation. Each Beneficiary designation shall be evidenced by a written instrument signed by the Participant and filed with the Committee or its designee. If there is no valid Beneficiary designation filed with the Committee, the Beneficiary will be the Participant’s estate.

ARTICLE 7

CHANGE IN CONTROL

Section 7.1    Change in Control of the Corporation. Upon a Change in Control of the Corporation, the value of Performance Units granted to eligible Participants for uncompleted Performance Cycles will be determined by the Board and shall, except as provided in Section 7.2 for Participants who have entered into Deferral Agreements pursuant to Section 5.4, be paid to eligible Participants and beneficiaries within 30 days following such Change in Control. Except as provided in Section 7.2 for Participants who have entered into Deferral Agreements pursuant to Section 5.4, in the event Performance Awards for completed Performance Cycles have not been fully paid to eligible Participants at the time of a Change in Control, all remaining amounts scheduled for future payment will be paid to eligible Participants and beneficiaries within 30 days following such Change in Control.

Section 7.2    Awards Subject to Deferred Payment Election. A current or former Participant with unpaid Performance Awards that are subject to deferred payment elections under Section 5.4 may elect, in the first Deferral Agreement entered into under this Plan, that, in the event of a Change of Control, such deferred amounts shall be paid upon the Change in Control or as soon as practicable thereafter, but in no event more than thirty (30) days following the Change in Control.    In the event that a current or former Participant elected to not accelerate distribution of the Deferral Account upon a Change in Control, amounts otherwise payable to that Participant pursuant to Section 7.1 shall be credited to the Participant’s Deferral Account within 30 days following the Change in Control and the provisions of Section 5.4 and the Participant’s Deferral Agreement shall govern the time and method of payment.

Section 7.3    Board of Directors. Any determination to be made by the Board under this Article 7 shall be made by the Board prior to the date of the Change in Control, and such determination shall apply (and be binding upon the Corporation) for all purposes of the Plan and any agreements entered into or adopted under the Plan.

ARTICLE 8

AGREEMENT BY PARTICIPANT REGARDING TAXES

Section 8.1    Taxation. If the Committee shall so require, as a condition of receiving payment of a Performance Award, each Participant shall agree that no later than the date of payment of a Performance Award granted hereunder, the Participant will pay the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld upon payment of a Performance Award.

Section 8.2    Alternate Taxation. Alternatively, the Committee may provide that a Participant may elect, to the extent permitted by law, to have the Corporation deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise and realization of any Performance Award from any payment of any kind to the Participant.

ARTICLE 9

AMENDMENT AND TERMINATION OF THE PLAN

The Board at any time and from time to time may suspend, terminate, modify, or amend the Plan. Except as otherwise provided, no suspension, termination, modification, or amendment of the Plan may adversely affect any Performance Award or Performance Unit previously earned unless the written consent of the Participant is obtained.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1    Written Instruments. All Incentive Awards shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the terms of the Plan (and with other such terms and conditions not inconsistent with the terms of this Plan as the Committee, in its sole and absolute discretion, shall establish).

Section 10.2    No Guarantee of Employment. Nothing in this plan shall be construed as guaranteeing future employment to a Participant and no agreement of employment is created hereunder. Unless otherwise provided in a separate agreement, a Participant shall continue to be a common law employee of the Corporation solely at the will of the Corporation or a subsidiary thereof.

Section 10.3    Liability of Corporation. Nothing in the Plan shall constitute the creation of a trust or other fiduciary relationship between the Corporation and any Participant, Beneficiary or other person. The Corporation shall not be considered a trustee by reason of the Plan.

Section 10.4    Liability of Board and Committee. No member of the Board or of the Committee will be personally liable for any action taken or determination made in good faith with respect to the Plan, its interpretation, management or administration or any Incentive Award or Performance Unit granted hereunder.

Section 10.5    Assignment and Alienation. No rights under the Plan may be anticipated, assigned, transferred, alienated, pledged, sold, attached, garnished or encumbered by a Participant or Beneficiary.

Section 10.6    Construction. The section and subsection heading are contained herein for convenience only and shall not affect the construction hereof.

Section 10.7    Severability and Survival of the Agreement. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect and the remaining provisions hereof shall be liberally construed in order to carry out the provision hereof and the invalidity or unenforceability of such provision in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 10.8    Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 10.9    Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of California to the extent that such laws are not preempted by the laws of the United States of America.

Section 10.10    Code Section 409A. It is intended that any amounts payable under this Plan shall either be exempt from Code Section 409A or shall comply with Code Section 409A (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefits payable to Participants. For purposes of this Plan, all references to a Participant’s termination of employment with the Corporation shall mean a “separation from service” as defined in Code Section 409A and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.

END